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                                                                     EXHIBIT 5.0

                                   LAW OFFICES
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
TIMOTHY B. MATZ                     12TH FLOOR             JEFFREY D. HAAS
STEPHEN M. EGE                734 15TH STREET, N.W.        KEVIN M. HOULIHAN
RAYMOND A. TIERNAN            WASHINGTON, D.C. 20005       KENNETH B. TABACH
W. MICHAEL HERRICK                   _______               PATRICIA J. WOHL
GERARD L. HAWKINS                                          JEFFREY R. HOULE
NORMAN B. ANTIN             TELEPHONE: (202) 347-0300      FIORELLO J. VICENCIO*
JOHN P. SOUKENIK*           FACSIMILE: (202) 347-2172      CRISTIN ZEISLER
GERALD F. HEUPEL, JR.              WWW.EMTH.COM            ANDREW ROSENSTEIN
JEFFREY A. KOEPPEL                                         _____________________
DANIEL P. WEITZEL                                          ALLIN P. BAXTER
PHILIP ROSS BEVAN                                          JACK I. ELIAS
HUGH T. WILKINSON                                          SHERYL JONES ALU


*NOT ADMITTED IN D.C.

                                October 13, 1998

                                    VIA EDGAR

Board of Directors
Community Savings Bankshares, Inc.
660 U.S. Highway One
North Palm Beach, Florida 33408

Gentlemen:

        We have acted as special counsel to Community Savings Bankshares, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 (the "Registration Statement"), relating to the issuance of up to 12,707,500 shares (which may be increased to up to 14,613,625 shares under certain circumstances described below) of the Company's common stock, par value $1.00 per share (the "Common Stock"), in connection with the consummation of the following transactions: (1) Community Savings Bankshares, Inc. a federally chartered corporation (the "Mid-Tier Holding Company"), which currently holds 100% of the common stock of Community Savings, F. A. (the "Association"), will convert to a federal interim stock savings association and simultaneously merge into the Association, with the Association being the surviving entity; (2) ComFed, M. H.
C. (the "MHC"), which currently holds 51.34% of the outstanding shares of common stock of the Mid-Tier Holding Company, will convert from mutual form to a federal interim stock savings association and simultaneously merge into the Association, with the Association being the surviving entity; (3) the Association will then merge with an interim institution to be formed as a wholly owned subsidiary of the Company, with the Association being the surviving entity; (4) the outstanding shares of Mid-Tier Holding Company common stock (other than those held by the MHC, which will be cancelled) will be converted into shares of the Company's common stock, $1.00 par value per share ("Company Common Stock") pursuant to a ratio that will result in the holders of such shares owning in the aggregate approximately the same percentage of the Company as they currently own of the Mid-Tier


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Holding Company (as adjusted for excess waived dividends), before giving effect to such shareholders purchasing additional shares in a concurrent stock offering conducted by the Company or receiving cash in lieu of fractional shares; and (5) the offer and sale of shares of the Company's common stock (such steps collectively referred to as the "Conversion"). In this regard, we have examined the Certificate of Incorporation and Bylaws of the Company, resolutions of the Boards of Directors of the Company, the MHC, the Mid-Tier Holding Company and the Association, the Plan of Conversion and Agreement and Plan of Reorganization, as amended (the "Agreement"), and such other documents and matters of law as we deemed appropriate for the purposes of this opinion.

        Based upon the foregoing, we are of the opinion as of the date hereof that the Common Stock has been duly and validly authorized, and when issued in accordance with the terms of the Agreement, and upon the receipt of the consideration required thereby, will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement and to the references to this firm under the headings "The Conversion - Tax Aspects" and "Legal Matters" in the Prospectus contained in the Registration Statement.

                                      Very truly yours,

                                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                                      By: /s/ Philip Ross Bevan
                                          ---------------------------------
                                          Philip Ross Bevan, a Partner